Filed pursuant to
                                                                  Rule 424(b)(2)
                                                       Registration No. 33-59791

                                  $500,000,000
                                    CITICORP
                       Medium-Term Senior Notes, Series E
                    Medium-Term Subordinated Notes, Series E
                Due From 9 Months to 50 Years From Date of Issue

Pricing Supplement, dated February 16, 1996 (To Prospectus Supplement, dated August 7, 1995, to Prospectus, dated August 7, 1995).

                              DESCRIPTION OF NOTES

      The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Subordinated Notes, Series E set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:                6.50% Subordinated Notes Due February 15, 2011
                                 (the "Notes").

Aggregate
  Principal Amount:            $5,000,000.00.

 Price to Public:              99.750%.

 Issue Date:                   February 22, 1996.

 Stated Maturity Date:         February 15, 2011.

 Interest Rate:                6.50%.

 Interest Payment Dates:       Semi-annually, on the 15th day of each February
                               and August, commencing on August 15, 1996, and at Stated Maturity.

 Regular Record Dates:         The first day of the month in which each Interest
                               Payment Date occurs.

 Sinking Fund:                 None.

 Redemption:                   The Notes are not subject to redemption.

 Selling Agent:                J.W. Korth & Co.

 Agent's Commission:           0.971%.

 Minimum Denomination:         $1,000.

 CUSIP Number:                 17303 MET 2.